Exhibit 99.1
SurModics Reports Third Quarter 2007 Results
19% Growth in Non-CYPHER Revenue
EDEN PRAIRIE, Minnesota — July 18, 2007 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery technologies to the healthcare industry, today reported financial results for the third fiscal quarter ended June 30, 2007.

Third Quarter Highlights:
•	First license of SurModics’ proprietary ophthalmology implant technology signed with Merck
•	Revenue of $17.8 million, down 2% year-over-year and up 2% sequentially
•	Record non-CYPHER-related revenue, up 19% year-over-year and up 11% sequentially
•	12th consecutive quarter of growth in non-CYPHER revenue
•	Record revenue in “In Vitro” and “Hydrophilic and Other” operating segments
•	Strong year-over-year revenue growth in two of our three operating segments:
•	Hydrophilic and Other — up 25%

•	In Vitro — up 28%

•	Drug Delivery — down 33%
•	Operating income of $7.5 million
•	Net income of $5.6 million
•	Diluted EPS of $0.31
•	5 new licenses signed with SurModics customers, bringing fiscal 2007 total to 21
•	3 new customer product classes launched by our customers, bringing fiscal 2007 total to 13
“Revenue from sources other than Cypher continues to be strong. We achieved record non-Cypher revenue in the third quarter, and have maintained non-CYPHER revenue growth for 12 consecutive quarters,” said Bruce Barclay, President and CEO. “Further, we again delivered strong performance and record revenue in our In Vitro and Hydrophilic and Other operating segments this quarter. While drug eluting stent related revenue declined, we are pleased with the results generated in the rest of our diversified business portfolio. In fact, despite J&J’s 14% sequential decrease in drug eluting stent sales compared with the March quarter, total revenue for SurModics actually increased 2% sequentially.”

“This was an historic quarter for SurModics,” continued Barclay. “As previously announced, we signed a new agreement with Merck, which represents the first license agreement related to SurModics’ I-vation™ sustained drug delivery implant technology in ophthalmology. This agreement, which provides the framework to become the largest in the history of SurModics, includes the potential for up to $308 million in license fees and development milestones alone, as well as R&D fees, royalties, and revenue from manufacturing clinical and commercial products for Merck. However, since the agreement was finalized near quarter end, we did not recognize any Merck related revenue in the third quarter. This new agreement, coupled with our strong non-Cypher revenue, positions us to deliver value to our shareholders well into the future. Most importantly, this agreement allows us to move forward with an exceptional partner on the development and commercialization of this technology, which holds great promise for addressing two of the leading causes of blindness.”
“We made excellent progress toward achieving our fiscal 2007 goals during the third quarter,” added Barclay. “In addition to the ophthalmology license, we signed a development agreement related to our Eureka™ biodegradable drug delivery polymer technology, and we signed a license agreement covering a new cardiovascular drug eluting stent. Finally, with five new licenses during the quarter, we have already exceeded our goal of signing 18 new license agreements during the fiscal year.”
Revenue for the third quarter of fiscal 2007 was $17.8 million, a decrease of 2% from $18.1 million in the year earlier period. Operating income was $7.5 million, a 21% decrease from $9.5 million in the prior year period. Net income was $5.6 million, compared with $6.4 million in the same period last year. Diluted earnings per share was $0.31, compared with $0.34 in the third quarter of fiscal 2006.
For the first nine months of fiscal 2007, revenue was $51.9 million, compared with $52.3 million in the year earlier period. Operating income was $23.7 million, compared with $27.0 million in the prior year period; net income was $17.3 million, compared with $14.0 million in the year earlier period; and diluted earnings per share was $0.95, compared with $0.75 in the first nine months of fiscal 2006. Prior year nine month results include a non-cash impairment loss of $4.7 million on our investment in Novocell.

SurModics’ pipeline continues to represent significant potential. The company signed 5 new licenses in the third quarter, reaching a total of 21 licenses fiscal year to date, equaling last year’s record number of new licenses and surpassing the company’s fiscal 2007 goal of 18 new licenses. Our customers launched 3 new product classes in the marketplace during the quarter, increasing our total to 13 and making progress against our goal of 20 customer product launches in fiscal 2007. As of June 30, 2007, SurModics’ customers had 98 licensed product classes generating royalty revenue, up from 83 in the prior-year period; the total number of licensed product classes not yet launched was 93, compared with 81 in the prior-year period; and major non-licensed opportunities totaled 74, compared with 77 a year ago. In total, SurModics now has 167 potential commercial products in development representing each of the company’s five focus markets — Cardiovascular, Ophthalmology, Orthopedics, Neurology and In Vitro.
SurModics’ cash and investment balance was $94.1 million as of June 30, 2007, with no debt. Operating cash flow for the quarter was $7.1 million and $23.6 million for the first nine months of fiscal 2007.
“SurModics remains in excellent financial condition,” said Phil Ankeny, Senior Vice President and Chief Financial Officer. “We continue to evaluate various alternatives to deploy our cash in support of our strategic initiatives and for the benefit of shareholders. We are pleased to have completed our $35 million share repurchase program last quarter. In the full repurchase program, we retired in excess of one million shares at an average price of $34.76 per share, facilitating a reduction of approximately 5% in total shares outstanding. In addition, our business development pipeline continues to present interesting opportunities that offer excellent ways to grow our business and put our balance sheet to work. The $3.5 million strategic investment made earlier this month in Paragon Intellectual Properties relating to our FINALE prohealing technology is representative of the types of high quality opportunities we seek to identify.”

About SurModics, Inc.
SurModics, Inc. is a leading provider of surface modification technologies in the areas of biocompatibility, site specific drug delivery, biological cell encapsulation, and medical diagnostics. SurModics partners with the world’s foremost medical device, pharmaceutical and life science companies to bring innovation together for better patient outcomes. Recent collaborative efforts include the implementation of SurModics’ Bravo™ drug delivery polymer matrix as a key component of the first-to-market drug-eluting coronary stent. SurModics is also active in the ophthalmology market with a sustained drug delivery system that is currently in human trials for treatment of retinal disease. A significant portion of SurModics’ revenue is generated by royalties earned from the sale of our customers’ commercial products. SurModics is headquartered in Eden Prairie, MN. More information about the company can be found at www.surmodics.com. The content of SurModics’ web site is not part of this release or part of any filings the company makes with the SEC.
Safe Harbor for Forward Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. SurModics does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact
Phil Ankeny, Senior Vice President and Chief Financial Officer
(952) 829-2700

SurModics, Inc.
Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue:
Royalties and license fees	$13,416	$13,948	$39,664	$39,514
Product sales	2,947	2,659	9,054	7,914
Research & development	1,399	1,532	3,147	4,883

Total revenue	17,762	18,139	51,865	52,311
Operating expenses:
Product	1,217	891	3,396	2,441
Research & development	6,200	5,281	17,124	14,935
Sales & marketing	343	348	989	1,052
General & administrative	2,484	2,156	6,644	6,887

Total operating expenses	10,244	8,676	28,153	25,315

Income from operations	7,518	9,463	23,712	26,996
Investment income	1,201	1,102	3,702	2,782
Impairment loss on investment	—	—	—	(4,651)

Income before income taxes	8,719	10,565	27,414	25,127
Income tax provision	(3,132)	(4,207)	(10,161)	(11,087)
Net income	$5,587	$6,358	$17,253	$14,040

Basic net income per share	$0.31	$0.34	$0.95	$0.76

Diluted net income per share	$0.31	$0.34	$0.95	$0.75

Weighted average shares outstanding
Basic	17,815	18,570	18,116	18,494
Diluted	17,968	18,725	18,249	18,681
-more-

SurModics, Inc.
Condensed Balance Sheets
(In thousands)

	June 30,	September 30,
	2007	2006
	(Unaudited)
Assets

Current assets:
Cash & investments	$46,303	$58,813
Accounts receivable	10,460	14,493
Merck license receivable	20,000	—
Inventories	1,259	952
Other current assets	2,536	1,838

Total current assets	80,558	76,096

Property & equipment, net	11,447	11,686
Long-term investments	47,785	47,758
Other assets	25,068	21,862

Total assets	$164,858	$157,402

Liabilities & Stockholders’ Equity

Current liabilities	$3,483	$6,753

Deferred revenue (current and long-term)	23,829	4,446

Other liabilities	—	1,000

Total stockholders’ equity	137,546	145,203

Total liabilities & stockholders’ equity	$164,858	$157,402

SurModics, Inc.
Condensed Statements of Cash Flows
(In thousands)

	Nine months ended
	June 30,
	2007	2006
	(Unaudited)
Operating Activities
Net Income	$17,253	$14,040
Depreciation and amortization	2,923	2,726
Net other operating activities	3,777	7,413
Net change in operating assets and liabilities	(356)	2,895

Net cash provided by operating activities	23,597	27,074

Investing Activities
Net purchases of property and equipment	(2,018)	(5,300)
Net other investing activities	11,261	(26,318)

Net cash provided (used) by investing activities	9,243	(31,618)

Financing Activities
Issuance of common stock	2,399	2,377
Repurchase of common stock	(35,030)	—
Net other financing activities	—	116

Net cash provided (used) by financing activities	(32,631)	2,493

Net change in cash and cash equivalents	209	(2,051)

Cash and Cash Equivalents
Beginning of period	3,751	3,921

End of period	$3,960	$1,870

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